EXHIBIT 10.37

SEPARATION AND GENERAL RELEASE AGREEMENT
This Separation and General Release Agreement (“Agreement”) confirms the terms of the separation of Ronald Erickson’s (“you” or “your”) employment with USBC, Inc., a Nevada corporation (the “Company”), including the consideration described below in Section 3 that you will receive if you (a) sign and return this Agreement to the Company (Attn: Kitty Payne) within 21 days of receipt (the “Deadline”), (b) do not revoke the waiver set forth in Section 5 of this Agreement during the 7-day revocation period explained in Section 5 below, and (c) comply with the terms of this Agreement and your “Continuing Obligations” (as defined below).
1.    Separation of Employment/Service. You acknowledge that the last day of your employment with the Company is the closing date of the transaction contemplated by that certain Stock Purchase Agreement made as of March 27, 2026, by and among Particle Acquisition Group, Inc., a Nevada corporation, the Company, and Particle, Inc., a Nevada corporation and wholly owned subsidiary of the Company (“Separation Date”). Upon the Separation Date you will be deemed to have resigned from all positions that you hold with the Company and its subsidiaries and affiliates, including your position as President of the Science Division of the Company and your membership on the Company’s board of directors. You acknowledge and agree that the provisions of Sections 4(a) and 5 of that certain employment agreement by and between the Company and you dated August 6, 2025 (the “Employment Agreement”), and related terms and definitions thereof, shall survive the Separation Date (the “Continuing Obligations”).
2.    Final Pay; Expenses. You will receive your final paycheck as required by applicable state law. Your final paycheck shall include payment for all salary/wages that you earned through and including your Separation Date, less applicable withholdings and deductions. You acknowledge and agree that you have submitted your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.
3.    Consideration. Subject to the terms and conditions set forth in this Agreement, if you choose to sign and return this Agreement by the Deadline, you do not revoke the waiver in Section 5 of this Agreement, and you abide by the other terms of this Agreement, the Company shall, in consideration of your release of claims and other obligations under this Agreement, continue to pay you, as severance, your annual base salary (i.e., $375,000 per annum which is $15,625.00 per semi-monthly pay period), payable in accordance with the Company’s normal payroll practices and subject to all applicable withholding taxes, commencing on the first pay period after the Effective Date and ending on the one-year anniversary of the Separation Date; provided, however, that the first installment shall include any payments that would have been made had such payments commenced with the pay period ending immediately following the

Separation Date. For avoidance of doubt, you are not entitled to and shall not receive payments or benefits in respect of clauses (ii) and (iii) of Section 4(c) of the Employment Agreement.
4.    General Release of Claims. In exchange for the consideration described in Section 3, to which you are not otherwise entitled, you (for yourself and your heirs, executors, administrators, beneficiaries, personal representatives and assigns) hereby completely, forever, irrevocably and unconditionally release and discharge, to the maximum extent permitted by law, the Company, the Company’s past, present and future parent organizations, subsidiaries and other affiliated entities, related companies and divisions and each of their respective past, present and future officers, directors, employees, shareholders, trustees, members, partners, attorneys and agents (in each case, individually and in their official capacities) and each of their respective employee benefit plans (and such plans’ fiduciaries, agents, administrators and insurers, individually and in their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing (collectively, the “Released Parties”) from any and all claims, actions, charges, controversies, causes of action, suits, rights, demands, liabilities, obligations, damages, costs, expenses, attorneys’ fees, damages and obligations of any kind or character whatsoever, that you ever had, now have or may in the future claim to have by reason of any act, conduct, omission, transaction, agreement, occurrence or any other matter whatsoever occurring up to and including the date that you sign this Agreement.
This general release of claims includes, without limitation, a release of any and all claims:
●of discrimination, harassment, retaliation, or wrongful termination;
●for breach of contract, whether oral, written, express or implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel or slander; negligence; assault; battery; invasion of privacy; personal injury; compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever;
●for violation or alleged violation of any federal, state or municipal statute, rule, regulation or ordinance, including, but not limited to, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1991, the Americans with Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the Family & Medical Leave Act, the Sarbanes-Oxley Act of 2002, the federal False Claims Act, the Washington State Law Against Discrimination, the Washington Equal Pay Law, the Washington Sex Discrimination Law, the Washington Age Discrimination Law, the Washington Family Care Act, the Washington Parental Leave Discrimination Law, the Washington Wage, Hour, and Working Conditions Law, the Washington Wage Payment and Collection Law, the Washington Family and Medical Leave Act, and the Washington Whistleblower Protection Law, in each case, as such laws have been or may be amended;

●for employee benefits, including, without limitation, any and all claims under the Employee Retirement Income Security Act of 1974 (other than Excluded Claims as defined below);
●to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock, stock options, restricted stock, restricted stock units, or other equity or equity-based awards;
●arising out of or relating to any promise, agreement, offer letter, contract (whether oral, written, express or implied), understanding, personnel policy or practice, or employee handbook;
●relating to or arising from your employment with the Company, the terms and conditions of that employment, and the termination of that employment, including, without limitation any and all claims with respect to notice of termination, or for discrimination, harassment, retaliation or wrongful discharge under any common law theory, public policy or any federal state or local statute or ordinance not expressly listed above; and
●any and all claims for monetary recovery, including, without limitation, attorneys’ fees, experts’ fees, costs and disbursements.
You expressly acknowledge that this general release of claims includes any and all claims arising up to and including the date you sign this Agreement which you have or may have against the Released Parties, whether such claims are known or unknown, suspected or unsuspected, asserted or unasserted, disclosed or undisclosed. By signing this Agreement, you expressly waive any right to assert that any such claim, demand, obligation or cause of action has, through ignorance or oversight, been omitted from the scope of this release and you further waive any rights under statute or common law principles that otherwise prohibits the release of unknown claims.
Notwithstanding the foregoing, the waiver and release of the claims in this Section 4 shall not become effective unless and until set forth in Section 5.
This general release of claims does not apply to, waive or affect: any rights or claims that may arise after the date you sign this Agreement; any claim for workers’ compensation benefits (but it does apply to, waive and affect claims of discrimination and/or retaliation on the basis of having made a workers’ compensation claim); claims for unemployment benefits or any other claims or rights that by law cannot be waived in a private agreement between an employer and employee; your rights to any vested benefits to which you are entitled under the terms of the applicable employee benefit plan; and any rights to insurance coverage that you may have with respect to any claims made or threatened against you in your capacity as an officer of the Company (the “Excluded Claims”). This general release of claims also does not apply to, waive, affect, limit or interfere with your preserved rights described in Section 12 below.
5.    Waiver of Claims under ADEA; Time to Consider/Revoke. You acknowledge, understand and agree that the general release of claims in Section 4 above includes, but is not limited to, a waiver and release of all claims that you may have under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”) arising up to and including the date that you sign this Agreement. As required by the Older Workers Benefit Protection Act of 1990, you are hereby advised that:
●you are not waiving any rights or claims under the ADEA that may arise after the date you sign this Agreement;
●you should consult with an attorney of your choice concerning your rights and obligations under this Agreement before signing this Agreement;
●you should fully consider this Agreement before signing it;
●nothing in this Agreement prevents or precludes you from challenging (or seeking a determination of) the validity of the waiver under the ADEA;
●you have up to twenty-one (21) days from the date you received this Agreement to consider whether or not you want to sign it. You also should understand that you may use as much or as little of the review period as you wish before deciding whether or not to sign this Agreement. You can choose to execute this Agreement immediately and waive the remainder of the consideration period;
●if you do not sign and return this Agreement within the required time period, then the Company’s offer to provide you with the consideration described in Section 3 above, will automatically terminate;
●at any time within seven (7) days after signing this Agreement, you may change your mind and revoke your acceptance of this Section 5 only. To be effective, your revocation must be in writing and either hand-delivered or sent electronically to the Company (Attn: Kitty Payne) within the 7-day period;
●the waiver set forth in this Section 5 is not effective or enforceable until (and if) the revocation period has passed without a revocation;
●if you exercise your right to revoke the waiver set forth in this Section 5, then the Company’s offer to provide you with the consideration described in Section 3 is deemed revoked; and
●if you do not revoke your acceptance of the waiver set forth in this Section 5, then the waiver set forth in this Section 5 shall automatically, without further action, notice or deed, become effective on the 8th day following the date that you sign this Agreement (the “Effective Date”).
6.    No Pending Claims. You represent and warrant that you have no charges, lawsuits, or actions pending in your name against any of the Released Parties relating to any claim that has been released in this Agreement. You also represent and warrant that you have not assigned or transferred to any third party any right or claim against any of the Released Parties that you have released in this Agreement. For the avoidance of doubt, nothing in this Agreement or any other agreement you may have signed for the benefit of the Company is intended to impair your preserved rights under whistleblower laws or cause you to disclose your participation in any governmental whistleblower program or proceeding.
7.    Covenant not to Sue. Except as provided in Section 12 below, you covenant and agree that you will not report, institute or file a charge, lawsuit or action (or encourage, solicit, or voluntarily assist or participate in, the reporting, instituting, filing or prosecution of a charge, lawsuit or action by a third party) against any of the Released Parties with respect to any claim that has been released in this Agreement.
8.    Cooperation.
(a)    You agree that following your execution of this Agreement, at the Company’s request, you shall provide all assistance and advise the Company or any of its subsidiaries or affiliates in any investigation which may be performed by the Company or any of its subsidiaries or affiliates or any governmental agency of any kind and any litigation, actual or threatened, in which any Released Party may become involved, whether in defense or prosecution, or any other matter in which you were involved or had knowledge during your employment or service with the Company or its subsidiaries or affiliates and/or in which the Company determines that you are a relevant witness or possess relevant information. Such assistance shall include without limitation, (i) responding promptly and truthfully to any inquiries that may arise with respect to matters you were responsible for or involved with during your employment or service, (ii) furnishing good faith advice, information, judgment and knowledge with respect to matters you were responsible for or involved in during your employment or service, and (iii) you making yourself available for interviews by the Company or its subsidiaries or affiliates, or their respective counsel, deposition and/or court appearances at the Company’s request.
(b)     You further agree to cooperate in good faith with the Company in matters relating to the transition of your work and responsibilities on behalf of the Company. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation and will make reasonable efforts to accommodate your schedule.
9.    Non-Disparagement. You agree that you will not at any time make any disparaging or derogatory statements concerning the Company or its affiliates, or their respective officers, employees, consultants, directors, agents or shareholders, or the Company’s or its affiliates’ respective customers, businesses, products or services, including on social media such as Glassdoor or LinkedIn. However, nothing in this Section is intended to, and this Section shall not, restrict or limit you from exercising your preserved rights described in Section 12, including your protected rights under the National Labor Relations Act, government whistleblower programs, and whistleblowing statutes and regulations, or restrict or limit you from providing truthful information in response to a subpoena, other legal process or valid governmental inquiry.
10.     Non-Disclosure Obligations. You acknowledge your obligation to keep confidential, and to not disclose or use (and you agree to keep confidential and not disclose or use) any and all confidential information or otherwise non-public information concerning the Company and its affiliates that you acquired during the course of your employment (such as non-public information about the Company’s business affairs, prospects and financial condition), unless such disclosure is made in response to a subpoena, other legal process, valid governmental inquiry or otherwise required by law or is reasonably necessary to exercise your preserved rights under Section 12. Confidential information includes all trade secrets and information related to know-how, show-how, technical, operating, financial, and other business information and materials. You acknowledge and reaffirm, and agree to comply with, your Continuing Obligations.
11.    Return of Company Documents and Other Property. You confirm that you have returned to the Company any and all Company documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to Company’s or its affiliates’ businesses and/or containing any non-public information concerning the Company or any of its affiliates or their respective clients, as well as all equipment, keys, access cards, credit cards, computers, computer hardware and software, sales and promotional materials, contact and client lists, files, notes, drawings, business plans and forecasts, financial information, electronic devices, automobiles and any other Company, affiliate, or client property in your possession, custody or control. You also represent and warrant that you have not retained copies of any of the Company’s or its affiliates’ or clients’ documents, materials or information (whether in hardcopy, on electronic media or otherwise). You also agree that you will disclose to the Company all passwords necessary or desirable to enable the Company to access all information which you have password-protected on any of its computer equipment or on its computer network or system.
12.    Preserved Rights: This Agreement is not intended to, and shall not, in any way prohibit, limit or otherwise interfere with:
(a)    your protected rights under federal, state or local law to, without notice to the Company: (i) communicate or file a charge with a government regulator, (ii) participate in an investigation or proceeding conducted by a government regulator, or (iii) receive an award paid by a government regulator for providing information; provided, however, if you bring a claim before the EEOC or similar state or local agency, you shall not be entitled to any relief or recovery (whether monetary or otherwise) and you hereby waive any and all rights to relief or recovery under, or by virtue of, any such filing of a charge with, or investigation, hearing or proceeding conducted by, the EEOC or any other similar state or local government agency relating to any claim that has been released in this Agreement; or
(b)    your protected rights to discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or
(c)    your protected right to test, under the Older Workers Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under ADEA in this Agreement; or
(c)    your protected right to disclose any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which you are entitled; or
(d)    your right to enforce the terms of this Agreement and to exercise your rights relating to any other Excluded Claims; or
(e)    your protected rights, if any, under the National Labor Relations Act.

13.    No Other Pay or Benefits; No-Right to Re-Employment. You acknowledge and agree that upon payment of the amounts described in Section 2 above, you will have been paid for all work performed including, without limitation, all salary/wages, bonuses, overtime, commissions and any earned, but unused, vacation time due to you up through and including the last day of your employment. You acknowledge and agree that, except for the Company’s obligation, subject to the terms of this Agreement, to provide the consideration specifically provided in Section 3, you are entitled to no other payments or benefits and the Released Parties have no further liabilities or obligations to you whatsoever, whether arising out of your employment with the Company, your separation from the Company or otherwise. You further acknowledge that you have no right to reinstatement or re-employment with the Company or any affiliate of the Company, or to service on its or their boards of directors and agree that any application by you for re-employment may be rejected without explanation or liability.
14.    No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you, the Company or any of the other Released Parties of any liability, wrongdoing or violation of law.
15.    Breach; Jury Waiver. In the event you breach any of your obligations under this Agreement or the Continuing Obligations, then, in addition to any of the Company’s other rights and remedies at law or in equity, the Company shall have the right to cease providing, and/or require you to repay, the severance payments set forth in Section 3 hereof. All of the other terms of this Agreement will remain in effect. The exercise of your preserved rights under Section 12 will, in no event, be considered a breach of your obligations under this Agreement. You and the Company hereby waive your respective rights to trial by jury in any action concerning this Agreement or any and all matters arising directly or indirectly out of this Agreement. You represent that you have consulted with counsel of your choice or have chosen voluntarily not to do so specifically with respect to this jury trial waiver.
16. Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with, or are exempt from, the Internal Revenue Code Section 409A and applicable guidance promulgated thereunder (collectively, “Section 409A”). Accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with, or exempt from, Section 409A. In no event shall the Company or any of its affiliates be liable for any additional tax, interest or penalties that may be imposed on you under Section 409A or any damages for failing to comply with Section 409A. For purposes of Section 409A, each payment in a series of installment payments under this Agreement shall be treated as a separate payment.
17.    Miscellaneous
(a)    This Agreement contains the entire agreement and understanding between you and the Company concerning the subject matter of this Agreement and supersedes any and all prior agreements or understandings (both written and oral) between you and the Company concerning the subject matter of this Agreement, except that your Continuing Obligations shall remain in full force and effect. This Agreement may only be modified by a written document signed by you and an authorized officer of the Company.

(b)    This Agreement shall inure to the benefit of the Company and the other Released Parties and shall be binding upon the Company and its successors and assigns. This Agreement also shall inure to the benefit of, and be binding upon, you and your heirs, executors, administrators, trustees and legal representatives. This Agreement is personal to you, and you may not assign or delegate your rights or duties under this Agreement, and any such assignment or delegation will be null and void.
(c)    The provisions of this Agreement are severable. If any provision in this Agreement is held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement will remain in full force and effect and the invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal and enforceable to the maximum extent permitted by law.
(d)    The Company and you shall each bear their own costs, fees (including, without limitation, attorney’s fees) and expenses in connection with the negotiation, preparation and execution of this Agreement.
(e)    Should the Company prevail in an action to enforce its rights under this Agreement, the Company shall be entitled to recover its costs and expenses, including the costs of litigation, court fees, and reasonable attorneys’ fees incurred in connection with such action.
(f)    The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s right to seek enforcement of such provision in the future.
(g)    This Agreement will be governed and interpreted under the laws of the State of Nevada, without giving effect to choice of law principles. The Company and you irrevocably consent to the jurisdiction of the federal and state courts in the State of Nevada for the resolution of any disputes arising under or respect to this Agreement.
(h)    Given the full and fair opportunity provided to each party to consult with their respective counsel regarding terms of this Agreement, ambiguities shall not be construed against either party by virtue of such party having drafted the subject provision.
(i)    The headings in this Agreement are included for convenience of reference only and shall not affect the interpretation of this Agreement.
(j)     This Agreement may be executed in one or more counterparts (including by facsimile or electronic .pdf submission), each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, portable document format (.pdf) or otherwise) to the other party, it being understood that both parties need not sign the same counterpart.
18.    Opportunity to Review. You represent and warrant that you:
●have had sufficient opportunity to consider this Agreement;

●have carefully read this Agreement and understand all of its terms;
●are not incompetent and have not had a guardian, conservator or trustee appointed for you;
●have entered into this Agreement of your own free will and volition and that, except for the promises expressly made by the Company in this Agreement, no other promises or agreements of any kind have been made to you by any person or entity whatsoever to cause you to sign this Agreement;
●understand that you are responsible for your own attorneys’ fees and costs;
●have been advised and encouraged by the Company to consult with your own independent counsel before signing this Agreement;
●have had the opportunity to review this Agreement with counsel of your choice or have chosen voluntarily not to do so;
●you were given at least 21 days to review this Agreement before signing it and understood that you were free to use as much or as little of the review period as you wished or considered necessary before deciding to sign it; and
●understand that this Agreement is valid, binding, and enforceable against you and the Company according to its terms.
19.    Time for Acceptance. Notwithstanding in this Agreement to the contrary, this Agreement may only be accepted by you on or after the Separation Date (but in no event after the Deadline). You agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21)-day consideration period.

[Signature Page Follows]

If you wish to accept this Agreement, please sign, date and return it to the Company (Attn: Kitty Payne at kitty.payne@usbc.xyz on or after the Separation Date and no later than the Deadline.

    USBC, INC.:

    By:    /s/ Robert G Kidd
Name:    Greg Kidd
Title:    Chief Executive Officer

Agreed to and accepted on April 9, 2026.

                            By:    /s/ Ronald Erickson
Name:    Ronald Erickson